UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2011 (August 19, 2011)

ARKANSAS BEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization	File Number)	Identification No.)

3801 Old Greenwood Road

Fort Smith, Arkansas 72903

(479) 785-6000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 19, 2011, ABF Freight System, Inc. (ABF), the largest subsidiary of Arkansas Best Corporation (Nasdaq: ABFS) amended its Receivables Loan Agreement among ABF Freight Funding LLC, as Borrower, ABF Freight System, Inc., as Servicer, SunTrust Bank, as Lender and SunTrust Robinson Humphrey, Inc., as agent and administrator for the Lender. A copy of the amendment, which widens certain ratios that are used to measure the qualifying receivables and the occurrence of an amortization event as defined, is attached as an exhibit to this Report on Form 8-K.

The Receivables Loan Agreement, which matures on February 18, 2013, provides for a $75.0 million accounts receivable securitization facility subject to the level of qualifying accounts receivables. Any future borrowings under the facility would be secured by a lien on and security interest in the related accounts receivable, as well as the associated collection bank accounts. Advances would bear interest based upon LIBOR, plus a margin as specified in the amended and restated fee letter. ABF Freight Funding LLC also pays annual fees to the agent, for the account of the Lender, based on the unused portion of the accounts receivable facility. The Receivables Loan Agreement contains representations and warranties, affirmative and negative covenants and events of default that are customary for financings of this type. As of the date hereof, the Company has been in compliance with the original terms of the facility and the terms as amended, and there have been no borrowings under this facility.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS.

10.1        Second Amendment to Receivables Loan Agreement, dated as of August 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANSAS BEST CORPORATION

(Registrant)

Date:	August 19, 2011	/s/ Michael Newcity
Michael E. Newcity
Vice President — Chief Financial Officer and Principal Financial Officer